Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement on Form S-3 (No. 333-192864) (the “Registration Statement”) of our report dated March 13, 2015 relating to the consolidated financial statements of MicroVision, Inc., relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph regarding MicroVision, Inc.’s going concern uncertainty), and effectiveness of internal control over financial reporting, included in MicroVision, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in the prospectus that is part of such Registration Statement.

/s/ MOSS ADAMS LLP

Seattle, Washington
May 4, 2015